UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation or Organization)

001-35882	43-2099257
(Commission File Number)	(I.R.S. Employer Identification No.)

6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, Including Area Code): (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 19, 2015 (the “Effective Date”), Blackhawk Network Holdings, Inc. (the “Company”) entered into a Third Amendment to Credit Agreement (the “Amendment”) with respect to the Credit Agreement dated as of March 28, 2014 with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the financial institutions party thereto as lenders (the “Credit Agreement”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement (attached as an exhibit to the Company’s Form 8-K dated March 28, 2014).

Pursuant to the Amendment, under the Credit Agreement’s accordian provision, certain existing lenders agreed to provide additional revolving credit up to $50 million, and Wells Fargo agreed to allocate to $75 million (previously, $15 million) to the Swingline Commitment sublimit amount. The Amendment further provides that, if the Company consummates its proposed acquisition of Achievers Corp., previously disclosed on the Company’s Form 8-K dated June 11, 2015, on or before the 90th day following the Effective Date, then each of the Consolidated Total Leverage Ratio restrictions in the Credit Agreement, which currently decrease over time from 3.5 to 1 until reaching 3.0 to 1.0 in the first fiscal quarter of 2016, will be deferred by two fiscal quarters and instead reach 3.0 to 1.0 in the Company’s third fiscal quarter of 2016.

The foregoing description of the Amendment is a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement dated as of June 19, 2015, by and among Blackhawk Network Holdings, Inc., as borrower, the financial institutions signatory thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKHAWK NETWORK HOLDINGS, INC.

Date: June 23, 2015	By:	/s/ Kirsten E. Richesson
	Name:	Kirsten E. Richesson
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Third Amendment to Credit Agreement dated as of June 19, 2015, by and among Blackhawk Network Holdings, Inc., as borrower, the financial institutions signatory thereto, as lenders, and Wells Fargo Bank, National Association, as administrative agent.